Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements and Experts", and to the use of our reports dated October 10, 2003 with respect to Dreyfus Premier International Value Fund and December 11, 2003 with respect to Dreyfus Premier International Opportunities Fund, which are incorporated by reference, in this Registration Statement on Form N-14 of Dreyfus Growth and Value Funds, Inc.

ERNST & YOUNG LLP

New York, New York
May 19, 2004